Exhibit 99.1
NOTICE OF FULL REDEMPTION

Chegg, Inc.

March 1, 2021

TO:	All holders of outstanding 0.25% Convertible Senior Notes due 2023 of Chegg, Inc.

Dear Note Holder:

Pursuant to that certain Indenture dated as of April 3, 2018 (the “Indenture”) between Chegg, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), the Company originally issued $345,000,000 in principal amount of 0.25% Senior Convertible Notes due 2023 (the “Notes”). This letter shall serve as formal notice pursuant to Section 16.02 of the Indenture that the Company has elected to redeem in full all of the outstanding Notes on May 20, 2021 (the “Redemption Date”).

Key Information

Redemption Date:	May 20, 2021
Redemption Price:	100% of the principal amount of Notes, plus accrued interest, if any, to the Redemption Date
Applicable Conversion Price:	$26.95 per share of Common Stock
Applicable Conversion Rate:	37.1051 shares of Common Stock per $1,000 principal amount of Notes
CUSIP Number of the Notes*:	163092AB5

OPTIONS AVAILABLE TO HOLDERS OF NOTES

1.Conversion of Notes into Common Stock

At any time prior to 5:00 p.m., New York City time, on Wednesday, May 19, 2021, the last business day prior to the Redemption Date, each $1,000.00 principal amount of the Notes is convertible, at the option of the holder, at the conversion price of $26.95 per share, into 37.1051 shares of the Company’s common stock (the “Common Stock”). The closing price of the Common Stock as reported on The New York Stock Exchange on February 26, 2021 was $96.53 per share. Holders of Notes are urged to obtain current market quotations for the Common Stock (NYSE: NYSE). In the event such conversion would result in a fractional share of Common Stock, an amount equivalent to the value of the fractional share based on the closing sale price of the Common Stock on the conversion date will be paid in cash by the Company as provided in the Indenture. The Settlement Method for all Notes so converted shall be Combination Settlement (as defined in the Indenture), where the Company intends to settle outstanding principal with cash and the remainder by delivery of shares of Common Stock.

The conversion right expires at 5:00 p.m., New York City time, on May 19, 2021 unless the Company fails to pay the Redemption Price. Any Notes which have not been properly delivered for conversion in accordance with the Indenture prior to such time will be automatically redeemed. Holders who want to convert Notes into Common Stock must satisfy the requirements set forth in the Notes and in the Indenture. The address of Wells Fargo Bank, National Association, the paying agent and the conversion agent for the Notes, is as follows:

Wells Fargo Bank, NA
Corporate Trust Operations
MAC N9300-070
600 South Fourth Street
Seventh Floor
Minneapolis, MN 55402

2. Redemption of Notes

Any Notes which have not been converted into Common Stock on or prior to 5:00 p.m., New York City time, on May 19, 2021 will be redeemed on the Redemption Date. Upon redemption, a holder will receive 100% of the principal amount of such holder’s Notes (the “Redemption Price”) and accrued and unpaid interest thereon to, but excluding, the Redemption Date. On and after the Redemption Date, and unless the Company defaults in the payment of the Redemption Price, interest will cease to accrue and holders of Notes will not have any rights as such holders other than the right to receive 100% of the principal amount of such holder’s Notes, without further interest, upon surrender of their Notes to Wells Fargo, National Association (in such capacity, the “Paying Agent”).

To receive payment of the Redemption Price and accrued and unpaid interest on the Notes to, but excluding, the Redemption Date, holders must surrender the Notes to the Paying Agent for cancellation. The address of the Paying Agent is as follows:

Wells Fargo Bank, NA
Corporate Trust Operations
MAC N9300-070
600 South Fourth Street
Seventh Floor
Minneapolis, MN 55402

IMPORTANT INFORMATION REGARDING TAX CERTIFICATION AND POTENTIAL WITHHOLDING:

Pursuant to U.S. federal tax laws, you have a duty to provide the applicable type of tax certification form issued by the U.S. Internal Revenue Service (“IRS”) to Wells Fargo Bank, N.A. Corporate Trust Services to ensure payments are reported accurately to you and to the IRS. In order to permit accurate withholding (or to prevent withholding), a complete and valid tax certification form must be received by Wells Fargo Bank, N.A. Corporate Trust Services before payment of the redemption proceeds is made to you. Failure to timely provide a valid tax certification form as required will result in the maximum amount of U.S. withholding tax being deducted from any redemption payment that is made to you.

*Note: The Company and the Trustee shall not be responsible for selection or use of the CUSIP numbers selected, nor is any representation made as to their correctness indicated in the notice or printed on any Notes. They are included solely for the convenience of the holders.

QUESTIONS/FURTHER INFORMATION

If you have any questions regarding the redemption of the Notes or related matters, you may contact the following persons:

Indenture Trustee for the Notes	The Company
Wells Fargo Bank, National Association Bondholder Communications Phone: (800)-344-5128 Email: Bondholdercommunications@wellsfargo.com	Chegg, Inc. 3990 Freedom Circle Santa Clara, CA 95054 Attention: Robin Tomasello Phone: 408-855-5700 Email: treasury@chegg.com